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EXHIBIT 8.2

June 20, 2003

The Sports Authority, Inc.
3383 N. State Rd. 7
Fort Lauderdale, Florida 33319

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of February 19, 2003 (the "Agreement") by and among Gart Sports Company, a Delaware corporation ("Parent"), Gold Acquisition Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent ("Merger Sub"), and The Sports Authority, Inc., a Delaware corporation (the "Company"), Merger Sub is to merge with and into the Company with the Company surviving (the "Merger"). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to the Company in connection with the Merger and in that connection you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission, upon (without any independent investigation or review thereof other than such investigations and reviews as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the "Documents"):

1.
The Agreement;

2.
The registration statement of Parent on Form S-4, File No. 333-104321, filed on April 7, 2003, as amended through the date hereof, with the Securities and Exchange Commission with respect to the Parent Common Stock to be issued to the shareholders of the Company in connection with the Merger (the "Registration Statement");

3.
The representations made to us by Parent in its letter to us dated June 20, 2003 (the "Parent Tax Certificate");

4.
The representations made to us by the Company in its letter to us dated June 20, 2003 (the "Company Tax Certificate"); and

5.
Such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement without the waiver of any material conditions to any party's obligation to effect the Merger or the waiver of any conditions to any party's obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Merger will be effective under applicable state law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

Based on the assumptions specified herein and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all in effect as of today's date, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the discussion contained in the Registration Statement under the caption "The Merger and Related Transactions—Material Federal Income Tax Consequences of the Merger," to the extent that it relates to matters of United States federal income tax law, and subject to the limitations, qualifications and assumptions described therein, constitutes our opinion as to the material United States federal income tax consequences of the Merger.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today's date. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of the Company and its stockholders. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned "The Merger and Related Transactions—Material Federal Income Tax Consequences of the Merger" therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

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  EXHIBIT 8.2